SKY QUARRY INC.
(the “Corporation”)

COMPENSATION, NOMINATION AND CORPORATE GOVERNANCE
COMMITTEE CHARTER

(Adopted by the Board of Directors effective April 27, 2022)

1.ESTABLISHMENT OF COMMITTEE

The board of directors (the "Board") of Sky Quarry Inc. (the "Corporation") hereby establishes a committee to be called the Compensation, Nomination and Corporate Governance Committee (the "Committee"). The charter of the Committee is described below.

2.COMPOSITION OF THE COMMITTEE

The membership of the Committee shall be as follows:

A.the Committee shall consist of a minimum of one director of the Corporation and all members shall be comprised of directors of the Corporation;

B.the members of the Committee:

i.shall not be, and shall not have been during the preceding 12 months, (A) an officer or employee of the Corporation or an affiliate of the Corporation, (B) a person who beneficially owns 10% or more of the outstanding voting securities of the Corporation, or (C) a relative of a person referred to in clause (A) or (B) residing in the same home as that person; and

ii.shall be free from any interest, any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Corporation, other than interests and relationships arising from shareholdings. In determining whether a director is independent of management for the purposes of this charter, the Board shall make reference to the then current legislation, rules, policies and instruments of applicable regulatory authorities;

C.all members of the Committee shall have a working familiarity with corporate governance and executive compensation matters;

D.members of the Committee shall be appointed annually by the Board, at the first meeting of the Board after the annual general meeting of shareholders of the Corporation, from among directors of the Corporation;

E.the chair (the "Chair") of the Committee shall be appointed by the Board;

F.a member of the Committee shall cease to be a member of the Committee upon ceasing to be a director of the Corporation; and

G.any member of the Committee may be removed or replaced at any time by resolution of the directors of the Corporation. If and whenever a vacancy shall exist on the Committee, the remaining members may exercise all of their powers so long as a quorum remains.

3.OBJECTIVES OF THE COMMITTEE

The Committee's primary purpose is to assist the Board in fulfilling its oversight responsibilities with respect to matters of corporate governance, policy development and review, succession planning, compensation and any other duties required under the Corporation’s Bylaws, by applicable securities regulatory authorities, or by law.

4.REMUNERATION OF COMMITTEE MEMBERS

Remuneration of the Chair and members of the Committee will be fixed by the Board and reviewed annually at the first meeting of the Board after the annual general meeting of shareholders of the Corporation.

5.MEETINGS OF THE COMMITTEE

Subject to the following requirements, the Committee may determine its own meeting procedures:

A.The Committee shall convene at such dates, times and places as may be designated or approved by the Chair whenever a meeting is requested by the Board or a member of the Committee.

B.The Committee shall convene a minimum of once per year;

C.Notice of each meeting shall be given to each member of the Committee, the Chairman of the Board, and any other persons the Committee determines should be provided with notice of the meeting;

D.Notice of a meeting of the Committee shall:

i.be in writing (communication by email or other electronic means shall be sufficient);

ii.state the nature of the business to be transacted at the meeting in reasonable detail;

iii.provide the location of the meeting and instructions how to participate remotely if required;

iv.to the extent practicable, be accompanied by copies of documentation to be considered at the meeting; and

v.be given at least two business days prior to the time stipulated for the meeting or such shorter period as the members of the Committee may permit;

E.A quorum for the transaction of business at a meeting of the Committee shall consist of a majority of its members. Every motion at a Committee meeting shall be decided by a majority of votes cast; in the event of a tie vote on any matters, such matters shall be presented to the Board for its consideration and determination;

F.Any member of the Committee may participate in a meeting of the Committee by means of such telephonic, electronic or other communication facilities as permit all persons participating in the meeting to communicate adequately with each other, and a member participating in such a meeting by any such means is deemed to be present at the meeting;

G.The Chair shall preside at all meeting of the Committee, and in the absence of the Chair, the members of the Committee shall choose one of the members present to be chair of the meeting. In addition, the members of the Committee shall choose one of the persons present to be the secretary of the meeting, who need not be a Committee member;

H.The Chairman of the Board, senior management of the Corporation and other parties may attend meetings of the Committee at the Committee’s invitation;

I.The Committee may meet in a separate, non-management, in camera session at each meeting. The Committee may invite such officers, directors, employees, consultants, and advisors of the Corporation and its affiliates as it sees fit from time to time to attend meetings of the Committee and to assist in the discussion of matters being considered by the Committee;

J.Minutes shall be kept of all meetings of the Committee and shall be signed by the chair and the secretary of the meeting; and

K.Minutes of Committee meetings may be sent to all Board members and relevant executive and management staff. Reports on the conduct of the meetings will be made to the Board by the Chair or in their absence, by the chair of the meeting.

6.DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

The Committee's primary duties and responsibilities are to assist the Board with the following:

A.making recommendations to the Board regarding the selection, appointment and (if necessary) termination of the Chief Executive Officer of the Corporation (the "CEO");

B.working with the Chairman of the Board and the CEO in evaluating the succession planning process for the CEO and members of senior management, and making recommendations to the Board in this regard for discussion and final approval;

C.evaluating, together with the CEO, a position description for the CEO, setting out the CEO’s authority, duties and responsibilities, and defining the scope of management’s responsibilities, and making recommendations to the Board in this regard for discussion and final approval;

D.evaluating, setting, and approving the level and forms of compensation for the CEO; and working with the CEO, evaluating and recommending to the Board for approval, the level and forms of compensation for the other senior management in the Corporation; all of the foregoing in light of the Corporation’s financial and non-financial performance;

E.approving any employment agreements, severance arrangements and any changes to contractual agreements and provisions, including benefit payments and change of control payments, for the CEO and all members of the Corporation’s senior management;

F.evaluating the level and forms of compensation for the Board of Directors, in light of the Corporation’s financial and non-financial performance and commensurate with the responsibilities and risks in being an effective director, and making recommendations to the Board in this regard for discussion and final approval;

G.reviewing and approving recommendations for establishing and amending the Corporation’s equity based compensation plans and executive performance incentive programs, and evaluating effectiveness of these compensation plans in recruiting, retaining and motivating talent necessary to meet the Corporation’s corporate strategy and in meeting shareholder interests;

H.reviewing and approving recommendations to the Board for the grants of awards under the Corporation's equity compensation plans to Board members, the CEO and senior management; and authorizing and approving grants of awards under such plans to employees (other than officers) in co-ordination with the CEO’s recommendation regarding such grants;

I.developing and monitoring the Corporation’s general approach to corporate governance issues and applicable corporate governance guidelines, and, through the Chair, making recommendations to the Board in this regard for discussion and final approval;

J.periodically reviewing the Corporation’s Bylaws and the position descriptions of the Chairman of the Board, the CEO and the chairs of each Board committee in light of corporate, market and legal developments, and best corporate governance practices, and making recommendations to the Board in this regard for discussion and final approval;

K.working with the Chairman of the Board, periodically reviewing and developing guidelines for the operation of the Board, including its functions, size and composition;

L.identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board, including persons suggested by stockholders or others;

M.reviewing the background and qualifications of individuals being considered as director candidates;

N.recommending to the Board the director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to the Bylaws of the Company;

O.reviewing the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a change in status, including but not limited to an employment change, and to recommend whether or not the director should be re-nominated;

P.with the Chairman of the Board and the chair of each Board committee, periodically reviewing and developing guidelines for the operation of each committee of the Board, including their functions, size and composition and recommending to the Board those directors it considers qualified for appointment to each committee of the Board;

Q.periodically reviewing the Board’s succession planning arrangements for Board members, the Chairman of the Board and each committee of the Board and making recommendations to the Board in this regard for discussion and final approval;

R.organizing and providing an orientation and continuing education program for new directors;

S.performing, under the leadership and guidance of the Chairman of the Board, regular assessments of the Board, committees of the Board and individual directors, and making recommendations to the Board in this regard for discussion and final approval;

T.monitoring relationships between the Corporation’s senior management and the Board, and recommend procedures to allow directors to have access to, and an effective relationship with, such senior management;

U.reviewing public or regulatory disclosure respecting compensation and the basis on which performance is measured;

V.periodically reviewing corporate governance and compensation policies related to best practices and making recommendations to the Board in this regard for discussion and final approval;

W.developing and periodically reviewing the Corporation’s written Whistleblower Policy, Disclosure Policy and Code of Ethics (these documents are collectively referred to as the "Policies") and recommending adoption and any amendments to the Board;

X.periodically considering and if appropriate reviewing directors and officers third party liability insurance proposals and coverage; and

Y.performing any other duties and activities consistent with this Charter, the Corporation’s Bylaws and governing laws as the Committee or the Board deems necessary or appropriate.

7.POLICIES

The Committee shall:

A.develop, review and assess the Policies to confirm that they address, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of the Corporation's assets, compliance with applicable laws, rules and regulations (including insider trading laws) and the reporting of illegal or unethical behavior, and establish mechanisms to facilitate the effective operation of the Policies and the granting of waivers under any of the Policies;

B.if appropriate, approve any waivers of the Policies sought by directors or members of senior management; and

C.ensure that any waivers of the Policies for directors or members of senior management are promptly disclosed to the Board and, if appropriate, to shareholders.

8.REPORTING TO THE BOARD

At the earliest reasonable opportunity after each meeting, the Committee shall report to the Board the results of its activities and any reviews undertaken and make recommendations to the Board, including any matters relating to the Policies and its review of any potential conflicts of interest and make recommendations to the Board as deemed appropriate.

9.AUTHORITY OF THE COMMITTEE

The Committee shall have the authority to:

A.make non-material and technical amendments to this Charter to honor the spirit and intent of applicable law as it evolves, which proposed amendments must be reported to the Board prior to adoption thereof;

B.retain any outside advisor, including an executive search firm, at the reasonable expense of the Corporation at any time and has the authority to determine any such advisor’s fees and other retention terms. The Committee, and any outside advisors retained by it, will have access to all records and information relating to the Corporation and its subsidiaries which it deems relevant to the performance of its duties;

C.engage independent counsel and other advisors as it determines necessary to carry out its duties;

D.set and pay the compensation for any advisors employed by the Committee; and

E.perform any other activities consistent with this Charter, the Corporation’s Bylaws and governing laws as the Committee or the Board deems necessary or appropriate.

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